For the period ending 9/30/99                                         All Series
File Number 811-3333

Sub-Item 77D:  Policies with respect to security investments
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On June 23, 1999, the Board of Directors approved the addition of synthetic instruments, which combine a municipality's long-term obligation to pay interest and principal with another person's obligation to repurchase the instrument on short notice to be included as a type of tax-exempt security in which each Fund's portfolio may invest.